Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-281290) on Form S-3 and related Prospectus of Atlantic Union Bankshares Corporation of our reports dated March 15, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Bankshares Inc., which appear in Atlantic Union Bankshares Corporation’s Amended Current Report on Form 8-K/A dated April 18, 2024 and have been incorporated into the Registration Statement and related Prospectus. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Richmond, Virginia

October 21, 2024

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